EXECUTION COPY

Exhibit 10.42

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) sets forth the terms and conditions of your employment with Ocular Therapeutix, Inc., and will be effective as of February 22, 2024 (the “Effective Date”).  In consideration of the mutual covenants contained in this Agreement, the Company and Executive agree as follows:

1.Employment.  The Company agrees to employ Executive and Executive agrees to be employed by the Company on the terms and conditions set forth in this Agreement, effective as of the Effective Date.
(a)Capacity. Executive shall serve the Company as Chief Strategy Officer and shall have such duties and responsibilities as are customary for such position, reporting to the Company’s Chief Executive Officer.
(a)Devotion of Duties; Representations.  During the Term of Executive’s employment with the Company, Executive shall devote 100% of Executive’s best efforts and substantially all of Executive’s business time and energies to the business and affairs of the Company and shall endeavor to perform the duties and services contemplated hereunder to the reasonable satisfaction of the Company. During the Term of Executive’s employment with the Company, Executive shall not, without the prior written approval of the Company (by action of the Company’s Chief Executive Officer (CEO)), undertake any other employment from any person or entity or serve as a director of any other company; provided, however, that (i) the Company will entertain requests as to such other employment or directorships in good faith and (ii) Executive will be eligible to participate in any outside activities permitted by a Company policy that is applicable to employees of the Company who are at the Vice President level or above and approved by the CEO after the date hereof; and provided further that in no event may any employment, directorship or outside activity be undertaken if it would (x) be in violation of any provision of this Agreement or other agreement between Executive and the Company, (y) interfere with the performance of Executive’s duties for the Company, or (z) present a conflict of interest with the Company’s business interests. Executive’s normal place of work will be remote in Pennsylvania. However, Executive agrees to travel, at the Company’s expense, on any business of the Company as may be reasonably required for the performance of Executive’s duties.  Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company as provided in writing to Executive and applicable to senior executives of the Company.  Notwithstanding anything to the contrary, Executive is allowed to engage in professional, educational, religious, civic, charitable, community and/or similar activities, and/or to manage his and/or his family’s personal investments and affairs, provided that these activities do not interfere with or conflict with the performance of Executive’s responsibilities under this Agreement.
2.Term of Employment.
(a)Executive’s employment hereunder shall commence as of the Effective Date.  Executive shall be employed at-will, meaning that, subject to the provisions of this Agreement, either the Company or Executive may terminate Executive’s employment at any time for any legal reason.

(b)Notwithstanding, Executive’s employment hereunder shall automatically be terminated upon the first to occur of the following:
(i)Immediately upon Executive’s death;
(ii)By the Company, by written notice to Executive effective as of the date of such notice (or on such other date as specified in such notice):
(A)Following the Disability of Executive.  “Disability” means that Executive is unable to perform his duties hereunder by reason of any mental, physical or other disability for a period of at least three (3) months, as determined by a qualified physician.  Notwithstanding the foregoing, for any payments or benefits hereunder or pursuant to any other agreement between the Company and Executive, in either case that are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the guidance issued thereunder, such Disability must result in Executive becoming “Disabled” within the meaning of Section 409A(a)(2)(C).  (In this Agreement we refer to Section 409A of the Code and any guidance issued thereunder as “Section 409A.”); or
(B)For Cause (as defined below); or
(C)Without Cause;
(iii)By Executive:
(A)At any time by written notice to the Company, effective thirty (30) days after the date of such notice, which notice period the Company may waive in whole or in part at its sole discretion; or
(B)By written notice to the Company for Good Reason (as defined below), effective on the date specified in such notice.

The period of Executive’s employment by the Company under this Agreement is referred to herein as the “Term.”

(c)Definition of “Cause”.  For purposes of this Agreement, “Cause” shall, pursuant to the reasonable good faith determination by the Company as documented in writing within 30-days of the Company's knowledge of one of the following, mean (i) the willful and continued failure by Executive to substantially perform Executive’s material duties or responsibilities under this Agreement (other than such a failure as a result of Disability); (ii) any action or omission by Executive involving willful misconduct or gross negligence with regard to the Company, which has a detrimental effect on the Company; (iii) Executive’s conviction of a felony, either in connection with the performance of Executive’s obligations to the Company or which otherwise shall adversely affect Executive’s ability to perform such obligations or shall materially adversely affect the business activities, reputation, goodwill or image of the Company; (iv) the material breach of a fiduciary duty to the Company; or (v) the material breach by Executive of any of the material provisions of this Agreement or the Restrictive Covenants Agreement (as defined below).  In respect of the events described in clauses (i), (ii), (iv) and (v) above, the Company shall give Executive written notice of the failure of performance or breach, reasonable as to time, place and manner in the circumstances, and a 30-day opportunity to cure, provided that such failure of performance or breach is reasonably amenable to cure as determined by the Company in its sole discretion.  Further, no Cause shall exist unless the Company has in good faith notified Executive of the alleged Cause condition in writing within 30-days of the Company’s knowledge of the alleged Cause condition.
(d)Definition of “Good Reason”.  For purposes of this Agreement, a “Good Reason” shall mean any of the following, unless (i) the basis for such Good Reason is cured within a reasonable period of time (determined in the light of the cure appropriate to the basis of such Good Reason, but in no event less than thirty (30) after the Company receives written notice (which must be received from Executive within ninety (90) days of the initial existence of the condition giving rise to such Good Reason) specifying the basis for such Good Reason or (ii) Executive has consented in writing to the condition that would otherwise be a basis for Good Reason.  Further, Executive needs to resign within 30 days after the Company has failed to cure the Good Reason(s):
(i)A change required by the Company in the principal location at which Executive provides services to the Company to a location more than fifty (50) miles from such principal location (which change, the Company has reasonably determined as of the date hereof, would constitute a material change in the geographic location at which Executive provides services to the Company); provided that such a relocation shall not be deemed to occur under circumstances where Executive’s responsibilities require him to work at a location other than Executive’s principal location for a reasonable period of time.
(ii)A material adverse change by the Company in Executive’s duties, authority or responsibilities which causes Executive’s position with the Company to become of materially less responsibility or authority than Executive’s position immediately following Executive’s first day of employment with the Company (the “Commencement Date”) where such change is not remedied within ten (10) business days after written notice thereof by Executive;
(iii)A material reduction in Executive’s base salary; or
(iv)A material breach of this Agreement by the Company which has not been cured within thirty (30) days after written notice thereof by Executive, which shall include, but not be limited to, the requirement for Executive to report to someone junior than the Company's Chief Executive Officer or the failure of the Company to comply with its financial obligations to Executive as set forth in this Agreement.
(e)Definition of “Corporate Change”.  For purposes of this Agreement, “Corporate Change” shall mean the occurrence of any of the following events:
(i)the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act)  more than 50% of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-

outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 2(e) the following acquisitions shall not constitute a Corporate Change: A) any acquisition directly from the Company or (B) any acquisition by any entity pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of Section 2(e)(iii) of this definition;
(ii)a change in the composition of the Board that results in the Continuing Directors (as defined below) no longer constituting a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of hereof or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or
(iii)the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination represent more than 50% of the then-outstanding shares of common stock or other common equity and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors or other governing body, respectively, of the resulting or acquiring entity in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring entity is referred to herein as the “Acquiring Entity”) and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Entity) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Entity, or of the combined voting power of the then-outstanding securities of such entity entitled to vote generally in the election of directors or other governing body (except to the extent that such ownership existed prior to the Business Combination).

Notwithstanding the foregoing, a “Corporate Change” shall not occur as a result of a Business Combination after which a majority of the Board of the Acquiring Entity consists of persons who were directors of the Company immediately prior to the Business Combination.  For any payments or benefits hereunder (including pursuant to Section 4(b) hereof) or pursuant to any other agreement between the Company and Executive, in either case that are subject to Section 409A, the Corporate Change must constitute a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i).

(f)Resignation from Other Positions.  If, as of the date that Executive’s employment terminates for any reason, Executive is a member of the Board (or the board of directors of any entity affiliated with the Company), or holds any other offices or positions with the Company (or any entity affiliated with the Company), Executive shall, unless otherwise requested by the Company, immediately relinquish and/or resign from any such board memberships, offices and positions as of the date Executive’s employment terminates.  Executive agrees to execute such documents and take such other actions as the Company may reasonably request to reflect such relinquishments and/or resignation(s).
3.Compensation.
(a)Base Salary.  Executive’s base salary during the Term shall be at the rate of at least $448,000.00 per year.  Executive’s base salary shall be payable in substantially equal installments in accordance with the Company’s payroll practices as in effect from time to time, less any amounts required to be withheld under applicable law.  Executive’s base salary shall be reviewed annually for increase (but shall not be decreased).
(b)Bonus.    In addition to the base salary, the Company may pay Executive an annual bonus (the “Bonus”) as reasonably determined by the Board in good faith, solely in its reasonable and good faith discretion (it being understood that Executive’s target annual bonus shall be 45% of Executive’s base salary for such year and that payment of the Bonus shall be based on achievement of goals mutually set by the Company and Executive for the performance year.  The Board’s decision to issue a Bonus to Executive in any particular year shall have no effect on the discretion of the Board to grant or not to grant a Bonus in subsequent years.  Executive must be an active employee of the Company as of December 31 of the relevant calendar year in order to be eligible for and to earn any Bonus for that year.  Any Bonus for a particular year shall be paid or provided to Executive in a lump sum no later than March 15th of the calendar year following the calendar year in which the Bonus was approved by the Board and earned.
(c)Vacation. Executive shall be eligible to take up to 20 days of paid vacation during each year of the Term, subject to the accrual described in the following sentence, to be taken at such time or times as shall be mutually convenient and consistent with Executive’s duties and obligations to the Company.  The number of vacation days for which Executive is eligible shall accrue at the rate of 1.67 days per month.  Vacation is at all times subject to the Company’s Time-Off Policy, which the Company may change periodically in its sole discretion, provided that it does so for employees similarly situated to Executive and provided that in no event shall the amount of Executive’s annual paid vacation days be reduced.
(d)Equity.     As a material inducement to Executive entering into employment with the Company and In consideration of Executive’s agreement in Section 5 to adhere to the non-competition provisions set forth in the Restrictive Covenants Agreement (as defined below), the Company shall grant to Executive, under the Company’s 2019 Inducement Stock Incentive Plan, as amended (the “Plan”), (i) stock options to purchase 244,550 shares of the Company’s common stock (the “Options”) and (ii) a restricted stock unit award with respect to 80,300 shares of the Company’s common stock (the “RSU”). The Options will  have an exercise price per share equal to the last reported sale price per share of the common stock on the Nasdaq stock exchange on the grant date of the Option, will be a non-qualified stock option for United States tax purposes, will vest as to 25% of the underlying shares on the first anniversary of the Commencement Date and with respect to the balance of the underlying shares in 36 equal monthly installments thereafter and will otherwise be subject to the terms and conditions of a stock option agreement and the Plan.

The RSU will vest in equal quarterly installments beginning on the Commencement Date and ending on the third anniversary of the Commencement Date and will otherwise be subject to the terms and conditions of an RSU agreement and the Plan.  The Options and the RSU shall be granted under the Plan as an “inducement grant” with the meaning of Nasdaq Listing Rule 5635(c)(4). Further, following the end of each fiscal year during the Term, and subject to the approval of the Board, which shall not be unreasonably withheld, Executive may be eligible for an equity award or awards, which will be based on both individual and corporate performance during the applicable fiscal year and such other factors as may be determined by the Board, in its sole discretion, and will be made under such terms and in such amounts as may be determined by the Board, in its sole discretion. Such individual and corporate performance goals will be mutually set by the Company and Executive for the performance year, and Executive shall be treated no less favorably than other senior executive officers of the Company who report to the Chief Executive Officer with respect to eligibility for future equity awards based in whole or part on corporate performance. In any event, Executive must be an active employee of the Company (and having neither received, nor been provided with, notice of termination) terminated for Cause on the date the equity award is granted in order to be eligible to receive a grant, as the grant also serves as an incentive to remain employed by the Company.
(e)Fringe Benefits.  Executive shall be entitled to participate in any employee benefit plans that the Company makes available to its executives (including, without limitation, group life, disability, medical, dental and other insurance, retirement, pension, profit-sharing and similar plans) (collectively, the “Fringe Benefits”), provided that the Fringe Benefits shall not include any equity awards granted by the Company.  These Fringe Benefits may be discontinued, modified or changed from time to time at the sole discretion of the Company, as long as Executive is treated no less favorably than similarly situated employees with respect to such changes.  Where a particular Fringe Benefit is subject to a formal plan (for example, medical or life insurance), eligibility to participate in and receive any particular Fringe Benefit is governed solely by the applicable plan document, and eligibility to participate in such plan(s) may be dependent upon, among other things, a physical examination, subject to applicable law.
(f)Reimbursement of Expenses/Legal Fees.  During the Term, Executive shall be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses that are reasonably incurred by Executive in furtherance of the Company’s business in accordance with its policies for senior executives, subject to Section 4(d)(v).  In addition, the Company shall either reimburse the Executive for, or pay directly for, legal fees he reasonably incurs in connection with this Agreement and any related agreements, not to exceed $10,000.  Such reimbursement or payment shall be made within thirty (30) days after the Company's receipt of the invoice reflecting such legal fees, which reimbursement shall be reduced by applicable taxes and other withholdings.
(g)Indemnification.  Executive shall be covered by all applicable indemnification and expense advancement policies of the Company applicable to senior executive officers generally and shall also be covered by the directors’ and officers’ liability insurance policy applicable to senior executive officers of the Company. For avoidance of doubt, the Company represents that it shall maintain directors’ and officers’ liability insurance for executive officers of the Company. For the avoidance of doubt, the provisions of this Section 3(g) shall survive the Executive’s separation of employment irrespective of the reason for such separation. Nothing in this Agreement shall limit Executive’s entitlements to indemnification, advancement, contribution and/or defense pursuant to any other written agreement with Company under which Executive is a beneficiary and/or applicable law.
(h)Clawback Policy. Executive agrees to be subject to, and bound by, the terms and conditions of the Company’s Clawback Policy (as it may be amended, restated, supplemented, or otherwise modified from time to time, the “Policy”), a copy of which has been provided to or made available me. In the event it is determined in accordance with the Policy that any compensation or compensatory award granted, earned, or paid to Executive must be forfeited or reimbursed to the Company, Executive will promptly take any action necessary to effectuate such forfeiture and/or reimbursement as determined by the Company.
4.Special Termination Benefit.
(a)In the event of any termination of Executive’s employment for any reason, the Company shall pay Executive (or Executive’s estate) such portion of Executive’s base salary as have accrued prior to such termination and have not yet been paid, together with (i) any amounts for expense reimbursement which have been properly incurred or the Company has become obligated to pay prior to termination and have not been paid as of the date of such termination, (ii) the amount of any Bonus previously granted to Executive by the Board but not yet paid, which amount shall not include any pro rata portion of any Bonus which would have been earned if such termination had not occurred; and (iii) payment for Executive’s accrued unused vacation days  (the “Accrued Obligations”). Such Accrued Obligations shall be paid as soon as possible after termination, and in any event in accordance with applicable law.
(b)In the event that Executive’s employment hereunder is terminated (i) by Executive for Good Reason or (ii) by the Company without Cause (a “Qualifying Termination”), the Company shall pay to Executive the Accrued Obligations and shall make the severance payments and provide the benefits described below; provided that receipt of any such severance payments and benefits (other than the Accrued Obligations) shall be dependent upon Executive’s execution and, to the extent applicable, non-revocation of a separation and general release of claims agreement in substantially the form attached hereto as Exhibit A (which may be revised by the Company in accordance with the footnotes therein) (the “Release”), provided to Executive in connection with Executive’s termination.  The Release must be signed and any applicable revocation period with respect thereto must have expired by the sixtieth (60th) day following Executive’s termination of employment. The severance payments and benefits shall be paid or commence, as applicable, on the first payroll period following the date of the Executive’s termination and an effective Release (the “Payment Date”).  Notwithstanding the foregoing, if the 60th day following Executive’s termination occurs in the calendar year following the date on which Executive’s employment terminates, the Payment Date shall be no earlier than January 1 of such subsequent calendar year.
(i)If Executive’s Qualifying Termination occurs, the Company shall continue to pay Executive’s highest base salary from the last two years for  twelve (12) months following Executive’s termination of employment in accordance with the Company’s payroll practice and less applicable taxes and withholdings, beginning on the Payment Date; provided, that the first installment will include all amounts that otherwise would have been paid to Executive from the date Executive’s employment terminates through the Payment Date had the Release become effective on the date of termination.  If

Executive’s Qualifying Termination occurs during the period commencing on the date ninety (90) days prior to the closing of a Corporate Change and ending twelve (12) months following a Corporate Change (the “Protected Period”), then, in lieu of the foregoing, the Company shall pay Executive eighteen (18) months of Executive’s base salary in a lump sum on the Payment Date, less applicable taxes and withholdings.  In the event of a Qualifying Termination during the Protected Period that occurs prior to the occurrence of a Corporate Change such that the Payment Date occurs prior to the occurrence of the Corporate Change, (x) following the occurrence of the Corporate Change, the Company shall pay Executive the Protected Period severance amount following the Corporate Change, less any severance payments made previously under the clause and (y) if necessary to comply with the provisions of Code Section 409A (as defined below) certain severance payments shall continue to be made in installments.  The Company shall promptly inform Executive in writing of a Corporate Change that closes during the one-year period following a Qualifying Termination.
(ii)Only if the Qualifying Termination occurs during the Protected Period, the Company shall pay Executive an amount equal to one and one-half times Executive’s target annual bonus, described in Section 3(b) hereof, for the year in which the termination of employment occurs, which total amount shall be payable in a lump sum on the Payment Date, less applicable taxes and withholdings.
(iii)If the Qualifying Termination occurs during the Protected Period, any equity grants that vest solely based on Executive’s continued performance of services shall become fully vested, exercisable and nonforfeitable as of the effective date of the Release (the “Acceleration Date”).  For the avoidance of doubt, any equity awards that vest based on the achievement of performance metrics shall be governed by the terms of the applicable award agreement and shall not be entitled to accelerated vesting pursuant to this Agreement.
(iv)Should Executive timely elect and be eligible to continue receiving group medical coverage pursuant to the law known as COBRA, and so long as the Company can provide such benefit without violating the nondiscrimination requirements of applicable law, the Company will pay the share of the premiums for such coverage for Executive and any dependents to maintain group medical, dental, prescription drug, and/or vision insurance benefits at no less than the coverage levels in effect as of the day before Executive’s last day of employment as well as any administrative fee, for twelve (12) months following Executive’s termination of employment (or, if the Qualifying Termination occurs during the Protected Period, for  eighteen (18) months following such termination of employment), subject to applicable law and the terms of the respective policies; provided that the Company’s obligation to provide the premium payments contemplated herein shall terminate upon Executive becoming eligible for coverage under the medical benefits program of a subsequent employer..  The foregoing shall not be construed to extend any period of continuation coverage (e.g., COBRA) required by Federal law.
(c)Except as otherwise set forth in this Agreement and/or other written agreements between the Company and Executive, the Company shall have no obligation to pay Executive (or Executive’s estate) any other compensation or provide any other benefit(s) following such termination except as provided in this Section 4.

(d)Compliance with Section 409A.  Subject to the provisions in this Section 4(d), any severance payments or benefits under this Agreement shall begin only upon the date of Executive’s “separation from service” (determined as set forth below) which occurs on or after the date of termination of Executive’s employment.  The following rules shall apply with respect to the distribution of the severance payments and benefits, if any, to be provided to Executive under this Agreement:
(i)It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A.  Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.
(ii)If, as of the date of Executive’s “separation from service” from the Company, Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this Agreement.
(iii)If, as of the date of Executive’s “separation from service” from the Company, Executive is a “specified employee” (within the meaning of Section 409A), then:
(A)Each installment of the severance payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and such payments and benefits shall be paid or provided on the dates and terms set forth in this Agreement; and
(B)Each installment of the severance payments and benefits due under this Agreement that is not described in Section 4(d)(iii)(A) above and that would, absent this subsection (B), be paid within the six-month period following Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury

Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of Executive’s second taxable year following the taxable year in which the separation from service occurs.
(iv)The determination of whether and when Executive’s separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).  Solely for purposes of this Section 4(d)(iv), “Company” shall include all persons with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code.
(v)All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.
(vi)Notwithstanding anything herein to the contrary, the Company shall have no liability to Executive or to any other person if the payments and benefits provided hereunder that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.
(e)Modified Section 280G Cutback.
(i)Notwithstanding any other provision of this Agreement, except as set forth in Section 4(e)(ii), in the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the Company shall not be obligated to provide to Executive a portion of any “Contingent Compensation Payments” (as defined below) that Executive would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Section 280G(b)(1) of the Code) for Executive.  For purposes of this Section 4(e), the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”
(ii)Notwithstanding the provisions of Section 4(e)(i), no such reduction in Contingent Compensation Payments shall be made if (1) the Eliminated Amount (computed without regard to this sentence) exceeds (2) 100% of the aggregate present value (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by Executive if the Eliminated Payments (determined without regard to this sentence) were paid to Executive (including federal and state income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes).  The override of such reduction in Contingent Compensation Payments pursuant to this Section 4(e)(ii) shall be referred to as a “Section 4(e)(ii) Override.”  For purpose of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.
(iii)For purposes of this Section 4(e) the following terms shall have the following respective meanings:
(A)“Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.
(B)“Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.
(iv)Any payments or other benefits otherwise due to Executive following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 4(e)(iv).  Within 30 days after each date on which Executive first becomes entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall  notify Executive (with reasonable detail regarding the basis for its determinations) (1) which Potential Payments constitute Contingent Compensation Payments, (2) the Eliminated Amount and (3) whether the Section 4(e)(ii) Override is applicable.  Within 30 days after delivery of such notice to Executive, Executive shall deliver a response to the Company (the “Executive Response”) stating either (A) that Executive agrees with the Company’s determination  pursuant to the preceding sentence or (B) that Executive disagrees with such determination, in which case Executive shall set forth (x) which Potential Payments should be characterized as Contingent Compensation Payments, (y) the Eliminated Amount, and (z) whether the Section 4(e)(ii) Override is applicable.  In the event that Executive fails to deliver an Executive Response on or before the required date, the Company’s initial determination shall be final.  If Executive states in the Executive Response that Executive agrees with the Company’s determination, the Company shall make the Potential Payments to Executive within three business days following delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due).  If Executive states in the Executive Response that Executive disagrees with the Company’s determination, then, for a period of 60 days following delivery of the Executive Response, Executive and the Company shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration in the greater Boston, Massachusetts area, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.     The

Company shall, within three business days following delivery to the Company of the Executive Response, make to Executive those Potential Payments as to which there is no dispute between the Company and Executive regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due).  The balance of the Potential Payments shall be made within three business days following the resolution of such dispute.
(v)The Contingent Compensation Payments to be treated as Eliminated Payments shall be determined by the Company by determining the “Contingent Compensation Payment Ratio” (as defined below) for each Contingent Compensation Payment and then reducing the Contingent Compensation Payments in order beginning with the Contingent Compensation Payment with the highest Contingent Compensation Payment Ratio.  For Contingent Compensation Payments with the same Contingent Compensation Payment Ratio, such Contingent Compensation Payment shall be reduced based on the time of payment of such Contingent Compensation Payments with amounts having later payment dates being reduced first.  For Contingent Compensation Payments with the same Contingent Compensation Payment Ratio and the same time of payment, such Contingent Compensation Payments shall be reduced on a pro rata basis (but not below zero) prior to reducing Contingent Compensation Payments with a lower Contingent Compensation Payment Ratio.  The term “Contingent Compensation Payment Ratio” shall mean a fraction the numerator of which is the value of the applicable Contingent Compensation Payment that must be taken into account by Executive for purposes of Section 4999(a) of the Code, and the denominator of which is the actual amount to be received by Executive in respect of the applicable Contingent Compensation Payment.  For example, in the case of an equity grant that is treated as contingent on the Change in Ownership or Control because the time at which the payment is made or the payment vests is accelerated, the denominator shall be determined by reference to the fair market value of the equity at the acceleration date, and not in accordance with the methodology for determining the value of accelerated payments set forth in Treasury Regulation Section 1.280G-1Q/A-24(b) or (c)).
(vi)The provisions of this Section 4(e) are intended to apply to any and all payments or benefits available to Executive under this Agreement or any other agreement or plan of the Company under which Executive receives Contingent Compensation Payments.
5.Proprietary Rights, Inventions, Non-Competition and Non-Solicitation Agreement.

Executive acknowledges and agrees that Executive must, as a condition of Executive’s employment, execute, within ten (10) business days following Executive’s Commencement Date (but in no event prior to the Commencement Date), the Proprietary Rights, Inventions, Non-Competition and Non-Solicitation Agreement attached hereto as Exhibit B (the “Restrictive Covenants Agreement”) indicating Executive’s agreement to all of Executive’s obligations thereunder. Executive further acknowledges that the Executive’s receipt of the equity awards as set forth in Section 3(d) above and Executive’s eligibility for the severance benefits described in Section 4(b) above is contingent on Executive’s agreement to the post-employment non-competition provisions set forth in the Restrictive Covenants Agreement.  Executive further acknowledges that such consideration was mutually agreed upon by Executive and the Company and is fair and reasonable in exchange for Executive’s compliance with such non-competition obligations and that Executive was provided at least ten (10) business days to review the Restrictive Covenants Agreement.

6.Records.  Upon termination of Executive’s relationship with the Company, Executive shall deliver to the Company any property of the Company which may be in Executive’s possession including products, materials, memoranda, notes, records, reports, or other documents or photocopies of the same, except as provided in the Restrictive Covenant Agreement and provided that electronic information may be destroyed rather than returned. Further, for avoidance of doubt, Executive shall be entitled to retain and use contact information, whether in hard copy or electronic format, and Executive’s own personnel and/or compensation information.
7.No Conflicting Agreements; Representations; Disclosure of Employment.
(a)Executive hereby represents and warrants that Executive has no commitments or obligations inconsistent with this Agreement and Executive's employment hereunder.  Executive further represents and warrants that no conflict of interest exists as between this Agreement and any other agreement to which Executive is a party, that there are no other lawful restrictions of any kind with respect to Executive’s employment with the Company and the acceptance of related compensation and that Executive will not enter into any agreement or other arrangements during the Term which will result in a conflict of interest or such other restrictions.  Executive will keep the Company informed of any changes in circumstance that could lead to a conflict of interest between Executive and the Company and if in doubt, Executive will inform the Company to ascertain if there is an unacceptable conflict to the Company.
(b)Executive hereby represents that Executive is not bound by the terms of any agreement with any third party, to refrain from competing, directly or indirectly, with the business of such third party or to refrain from soliciting employees, customers or suppliers of such third party. Executive further represents that Executive will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any current or previous employer or others.
8.Conditions to Employment.  Executive shall, from time to time during employment as determined by the Company in its sole discretion, be available for and cooperate with the Company in obtaining background checks on Executive, including providing any and all consents necessary to the accomplishment of the foregoing, as required by law or to comply with Company policies. Executive’s employment is also conditioned on Executive’s provision of proof of Executive’s identity and right to work in the United States, as required by federal law.
9.General.
(a)Notices.  All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address as follows:
If to the Company:	Ocular Therapeutix, Inc. 24 Crosby Drive Bedford, MA 01730 USA Attention: VP, Human Resources Telephone: (781) 357-4000

With an email copy to:

VP, Human Resources: hr@ocutx.com

VP, Law Department: law@ocutx.com

If to Executive:	Sanjay Nayak

113 Harvard Ln, Bryn Mawr, PA 19010

or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid.  All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered or certified mail, on the fifth (5th) business day following the day such mailing is made.

(b)Entire Agreement.  This Agreement, together with any referenced agreements incorporated herein, including the Restrictive Covenants Agreement and equity award agreements, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.
(c)Modifications and Amendments.  The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.
(d)Waivers and Consents.  The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document specifically denominated as such and executed by both parties. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.
(e)Assignment.  The Company shall assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which Executive is principally involved, on written advance notice to Executive.  Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of the Company.
(f)Benefit.  All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors, estates, executors, heirs, and permitted assigns of each party hereto.  Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

(g)Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the Commonwealth of Pennsylvania, without giving effect to the conflict of law principles thereof.
(h)Jurisdiction and Service of Process.  Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the Commonwealth of Pennsylvania or of the United States of America for the Eastern District of Pennsylvania.  By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.  Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the party at its address set forth in Section 9(a) hereof.
(i)Severability.  The parties intend this Agreement to be enforced as written.  However, (i) if any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.; and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision or the geographic area covered thereby, the Company and Executive agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision, and/or to delete specific words and phrases (“blue-penciling”), and in its reduced or blue-penciled form such provision shall then be enforceable and shall be enforced..
(j)Headings and Captions; Interpretation.  The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect the meaning or construction of any of the terms or provisions hereof.
(k)No Waiver of Rights, Powers and Remedies.  No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party.  No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.  The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies.  No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.
(l)Counterparts.  This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
(m)Survival.  The provisions of Sections 3(f) and (g), 4, 6, and 9 shall survive the termination of this Agreement and Executive’s employment hereunder in accordance with their terms.  For the avoidance of doubt, the Restrictive Covenants Agreement shall also survive the termination of this Agreement and Executive’s employment hereunder.

[Remainder of Page Intentionally Left Blank]

IN WITNESS THEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Ocular Therapeutix, Inc.

/s/ Antony Mattessich

Name:Antony Mattessich

Title:President and Chief Executive Officer

Agreed and Accepted

/s/ Sanjay Nayak

Name: Sanjay Nayak

EXHIBIT A TO EMPLOYMENT AGREEMENT1

VIA [HAND DELIVERY/ELECTRONIC MAIL]

[Insert Date]

[Insert Employee Name]

[Insert Employee Address]

Dear [Insert Employee Name]:

As we discussed, your employment with Ocular Therapeutics, Inc. (the “Company”) [is ending][has ended] effective [insert separation date] (the “Separation Date”). As we also discussed, you will be eligible to receive the Severance Benefits described in Section 4(b) of the Employment Agreement dated [insert date] between you and the Company to which this letter agreement is attached as Exhibit A (the “Employment Agreement”), and referenced in paragraph 1 below, if you sign and return this letter agreement to me on or before [Insert Return Date at least 60 days from separation date2][, but no earlier than the Separation Date,] and do not revoke your agreement (as described below). By signing and returning this letter agreement and not revoking your acceptance, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 2. Therefore, you are advised to consult with an attorney before signing this letter agreement [and you have been given at least [twenty-one (21)][forty-five (45) 3] days to do so]. If you sign this letter agreement, you may change your mind and revoke your agreement during the seven (7) business day period after you have signed it (the “Revocation Period”) by notifying [me] in writing. If you do not so revoke, this letter agreement will become a binding agreement between you and the Company upon the expiration of the Revocation Period.

Although your receipt of the Severance Benefits is expressly conditioned on your entering into this letter agreement, the following will apply regardless of whether or not you do so:

●	As of the Separation Date, all salary payments from the Company will cease and any benefits you had as of the Separation Date under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law and provided that your participation as an active employee in the Company’s medical, dental, vision, and/or prescription drug insurance plans will terminate on your Separation Date.
●	You will receive payment for your final wages and any unused vacation time accrued through the Separation Date.

1 Note: You and the Company may mutually and in good faith reasonably revise this release to reflect changes in law, additional statutes or claims, benefits, , so that the Company receives the benefit of the most complete release of claims that is legally permissible (without releasing your right to receive the severance benefits set forth in the Employment Agreement). This footnote and the other footnotes herein are part of the form of release and are to be removed only when the Company finalizes the letter agreement for execution.

2 Note: The period will be not less than 60 days.

3 Note: The timing depends on your age at separation from employment, and whether the termination involves a group of employees.

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●	You may, if eligible and at your own cost, elect to continue receiving group medical insurance pursuant to the “COBRA” law. Please consult the COBRA materials to be provided under separate cover for details regarding these benefits. As described below, if you sign this letter agreement, the Company will continue to pay the share of COBRA costs described in Section 4(b) of the Employment Agreement.
●	You are obligated to keep confidential and not to use or disclose any and all non-public information concerning the Company that you acquired during the course of your employment with the Company, including any non-public information concerning the Company’s business affairs, business prospects, and financial condition, except as otherwise permitted by paragraph 4(c) below, your other agreements with the Company, and as required by law or governmental agency. Further, you remain subject to your continuing obligations to the Company as set forth in the Proprietary Rights, Inventions, Non-Competition and Non-Solicitation Agreement attached to the Employment Agreement as Exhibit B (the “Restrictive Covenants Agreement”), which remains in full force and effect.
●	You must return to the Company no later than the Separation Date all Company property.
●	Within 10 days, you will be reimbursed for all outstanding business expenses incurred as of the last day of your employment.

If you elect to timely sign and return this letter agreement and do not revoke your acceptance within the Revocation Period, the following terms and conditions will also apply:

1.Severance Benefits –The Company will provide you with the pay and benefits set forth in Section 4(b) of the Employment Agreement (the “Severance Benefits”), in accordance with and subject to the terms thereof. You will not be eligible for, nor shall you have a right to receive, any payments or benefits from the Company following the Separation Date other than as set forth in this paragraph and in the Employment Agreement and/or other written agreements with the Company.
2.Release of Claims – In consideration of the severance benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their capacities as such) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., [the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.], the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq.,

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the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102, Mass. Gen. Laws ch. 214, § 1C (Massachusetts right to be free from sexual harassment law), the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Parental Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all rights and claims under the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq., as amended (Massachusetts law regarding payment of wages and overtime), including any rights or claims thereunder to unpaid wages, including overtime, bonuses, commissions, and accrued, unused vacation time; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to the Employment Agreement); all claims to any non-vested ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that this release of claims shall not (i) prevent you from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and you further waive any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding), (ii) waive or deprive you of any rights you may have to indemnification, contribution, and/or defense pursuant to the Company’s Articles of Incorporation and/or By-Laws, any existing written indemnification agreement between you and the Company (iii) waive any rights or claims arising after the date on which you sign this letter agreement, including the right to enforce this letter agreement, (iv) release claims that cannot be released as a matter of law; (v) release any rights or claims regarding COBRA, workers compensation, and/or unemployment insurance benefits (the application for which shall not be contested by the Company), (vi) release claims or rights regarding accrued, vested benefits under any employee benefit, stock, savings, insurance, the 2019 Inducement Stock Incentive Plan and/or awards issued pursuant to that Plan, other incentive compensation plan, and/or retirement, 401(k), pension plan of the Company, including, without limitation, vested stock options, vested restricted stock units, and/or vested 401(k) benefits; and/or (vii) release any rights regarding pending claims for medical, dental, vision, and/or prescription drug insurance benefits, which shall be governed by the terms of the applicable plan.

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3. Continuing Obligations – You acknowledge and reaffirm your confidentiality and non-disclosure obligations discussed above in this letter agreement, as well as any applicable continuing obligations set forth in the Restrictive Covenants Agreement, which survive your separation from employment with the Company. In addition, as an express condition of your receipt of the severance benefits, you agree that, for a period of one (1) year following the Separation Date, you will not, in the Applicable Territory (as defined below), directly or indirectly, whether as an owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the passive holder of not more than 1% of the outstanding stock of a publicly-held company, engage or assist others in engaging in any business or enterprise that is competitive with the Company’s business in the ophthalmic space, including but not limited to any business or enterprise that researches, develops, manufactures, markets, licenses, sells or provides any product or service that competes with or is intended to compete with any product or service researched, developed, manufactured, marketed, licensed, sold or provided, or actively being planned to be researched, developed, manufactured, marketed, licensed, sold or provided by the Company in the ophthalmic space (a “Competitive Company”), if you would be performing job duties or services for the Competitive Company that are of a similar type that you performed for the Company at any time during the last two (2) years of your employment. As a senior leader for the Company, you acknowledge and agree that, in the performance of your duties for the Company (including without limitation, assisting the Company with its overall business strategy), you were involved in all aspects of the Company’s business and operations. Accordingly, you acknowledge and agree that undertaking any leadership role in a Competitive Company would constitute performing job duties or services of a similar type that you performed for the Company. For purposes of this paragraph 3, “Applicable Territory” shall mean the geographic areas in which you provided services or had a material presence or influence at any time during your last two (2) years of your employment and, as a senior leader for the Company, you acknowledge that your duties and responsibilities required you to have a material presence and/or influence anywhere that the Company does business, but in any event shall be limited to the United States. Notwithstanding the foregoing, this paragraph 3 shall not preclude you from becoming an employee of, or from otherwise providing services to, a separate division or operating unit of a multi-divisional Competitive Company (a “Division”) if: (i) the Division by which you are employed, or to which the you provide services, is not competitive with the Company’s business (within the meaning of this paragraph 3), and (ii) you do not provide services, directly or indirectly, to any other division or operating unit of such multi-divisional Competitive Company that is competitive with the Company’s business (within the meaning of this paragraph 3). If any restriction set forth in this paragraph is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range or activities or geographic area as to which it may be enforceable. If you violate the non-competition provisions set forth in this paragraph, you shall continue to be bound by such restrictions until a period of one (1) year has expired without any violation of such provisions.
4.Disclosures –

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a.  Non-Disparagement – Except as otherwise permitted by paragraph 4(c) below, this Agreement, and/or applicable law, you agree  not to, in public or private, make any false, disparaging, derogatory or defamatory statements, online (including, without limitation, on any social media, networking, or employer review site) or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client, or customer of the Company, regarding the Company or any of the other Released Parties, or regarding the business affairs, business prospects, or financial condition of the Company or any of the other Released Parties. Likewise, the Company agrees, through its senior executive officers and Board of Directors, not to, in public or private, make any false, disparaging, derogatory or defamatory statements, online (including, without limitation, on any social media, networking, or employer review site) or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client, or customer of the Company, about you or your reputation. Notwithstanding the foregoing, nothing shall prohibit either party from making any statements (i) as required by law, and/or (ii) in order to enforce or defend against claims that are not released by this Agreement and asserted by you, on the one hand, against the Company and/or Released Party(ies), on the other hand, or vice versa. Further, you shall not be prohibited from making statements in the course of normal business competition as long as, in making such statement, you do not disparage the Company and do not otherwise violate the Restrictive Covenants Agreement.

b.  Confidentiality – Except as otherwise permitted by paragraph 4(c) below and applicable law, you agree to maintain as confidential and not to disclose the terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this letter agreement. For avoidance of doubt, nothing shall prohibit you from disclosing the terms and contents of this letter agreement in order to enforce and/or defend against claims arising out of this letter agreement.

c.  Permitted Disclosures – Nothing in this letter agreement or elsewhere prohibits you from (a) communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings, or (b) making disclosures or communications to engage in protected, concerted activity or to otherwise exercise rights under Section 7 of the National Labor Relations Act.  You are not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information you obtained through a communication that was subject to the attorney-client privilege.  Further, notwithstanding your confidentiality and nondisclosure obligations, you are hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either

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directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

5.Company Affiliation – You agree that, following the Separation Date, you will not hold yourself out as an officer, employee, or otherwise as a representative of the Company, and you agree to take reasonable steps to update any directory information that indicates you are currently affiliated with the Company.  Without limiting the foregoing, you confirm that, within five (5) business days following the Separation Date, you will update any and all social media accounts (including, without limitation, LinkedIn, Facebook, Twitter and Four Square) to reflect that you are no longer employed by or associated with the Company.
6.Return of Company Property – You confirm that you have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software, printers, flash drives and other storage devices, wireless handheld devices, cellular phones, tablets, etc.), Company identification, and any other Company owned property in your possession or control, and that you have left intact, and have otherwise not destroyed, deleted, or made inaccessible to the Company, all electronic Company documents, including, but not limited to, those that you developed or helped to develop during your employment, and that you have not (a) retained any copies in any form or media; (b) maintained access to any copies in any form, media, or location; (c) stored any copies in any physical or electronic locations that are not readily accessible or not known to the Company or that remain accessible to you; or (d) sent, given, or made accessible any copies to any persons or entities that the Company has not authorized to receive such electronic or hard copies. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone accounts, and computer accounts. Notwithstanding anything to the contrary in this letter agreement, you may retain your contact lists, whether in electronic or paper form (e.g., rolodex, Outlook contacts and calendar, etc.), and copies of documents related to your compensation and benefits, including the Employment Agreement, the 2021 Stock Incentive Plan, and any equity awards or grants.
7.Business Expenses and Final Compensation – You acknowledge that you have submitted requests for reimbursements by the Company for all business expenses incurred in conjunction with the performance of your employment and that, as of your Separation Date, except as previously submitted, no other reimbursements are owed to you. You further acknowledge that, as of the date of your separation of employment, you have received payment in full for all services rendered in conjunction with your employment by the Company, including payment for all wages, bonuses, and accrued, unused vacation time, and that no other compensation, benefit or consideration is owed to you except as provided , in this Agreement.

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8.Cooperation – You agree that, to the extent permitted by law, you shall reasonably cooperate with the Company in the investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against the Company by a third party or by or on behalf of the Company against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator, of which you have knowledge as a result of your employment with the Company. Your reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being reasonably available to meet with the Company’s counsel, at reasonable times and locations designated by the Company, to investigate or prepare the Company’s claims or defenses, to prepare for trial or discovery or an administrative hearing, mediation, arbitration or other proceeding and to act as a witness when requested by the Company. You further agree that, to the extent permitted by law, you will notify the Company promptly in the event that you are served with a subpoena (other than a subpoena issued by a government agency) or in the event that you are asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against the Company.
9.Amendment and Waiver – This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators. No delay or omission by either party in exercising any right under this letter agreement shall operate as a waiver of that or any other right. A waiver or consent given by either party on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.
10.Validity – Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.
11.Nature of Agreement – You understand and agree that this letter agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.
12.Acknowledgments4 – You acknowledge that you have been given [a reasonable amount of time][at least twenty-one (21)/forty-five (45) days] to consider this letter agreement, and that the Company is hereby advising you to consult with an attorney of your own choosing prior to signing this letter agreement. You understand that you may revoke this letter agreement for a period of seven (7) business days after you sign this letter agreement by notifying me in writing, and the letter agreement shall not be effective or enforceable until the expiration of this seven (7) business day revocation period. [You understand and agree that by entering into this letter agreement, you are waiving any and all rights or claims you might have under the Age Discrimination in

4 Note: Bracketed text depends on age at time of termination.

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Employment Act, as amended by the Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.]
13.Eligibility for Severance Program5 – Attached to this letter agreement as Attachment A is a description of (i) any class, unit or group of individuals covered by the program of severance benefits which the Company has offered to you, and any applicable time limits regarding such severance benefit program; and (ii) the job titles and ages of all individuals eligible or selected for such severance benefit program, and the job titles and ages of all individuals in the same job classification or organizational unit who are not eligible or who were not selected for such severance benefit program.]
14.Voluntary Assent – You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement. You further state and represent that you have carefully read this letter agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.
15.Applicable Law; Equitable Remedies – This letter agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in the Commonwealth of Massachusetts (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof. Further, you acknowledge that the restrictions referenced and contained in Sections 3 and 4 of this letter agreement may be necessary for the protection of the business and goodwill of the Company and are considered by you to be reasonable for such purpose. You agree that any breach or threatened breach of such provisions may cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, you agree that the Company, in addition to such other remedies that may be available, shall have the right to seek an injunction from a court restraining such a breach or threatened breach without posting a bond, and the right to seek specific performance of such provisions, and you hereby waive the adequacy of a remedy at law as a defense to such relief. You further hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this letter agreement..
16.Entire Agreement – This letter agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, and commitments in connection therewith, except as otherwise set forth herein and except for the surviving provisions of the Employment Agreement. .

5 Note: Inclusion of paragraph and referenced attachment depends on age at time of termination and whether termination involves a group of employees.

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17.Tax Acknowledgement – In connection with the severance benefits provided to you pursuant to this letter agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such severance benefits under applicable law. You acknowledge that you are not relying upon the advice or representation of the Company with respect to the tax treatment of any of the severance benefits.

If you have any questions about the matters covered in this letter agreement, please call me at [insert phone number].

Very truly yours,

By: __________________________________

[Insert Name]

[Insert Title]

I hereby agree to the terms and conditions set forth above. I have been given [at least twenty-one (21)/forty-five (45) days]6 to consider this letter agreement, and I have chosen to execute this on the date below. I intend that this letter agreement will become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) business days.

_____________________________ [Insert Employee Name]	_________________________ Date

To be returned in a timely manner as set forth on the first page of this letter agreement, but not to be signed before the close of business on your last day of employment.

6 Note: The timing depends on your age at separation from employment, and whether the termination involves a group of employees.

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